Exhibit 10.6

EXECUTION COPY

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is made and entered into as of December 30, 2003, by and between Pilot Group TV LLC, a Delaware limited liability company (the “Company”), and Barrington Broadcasting Company, LLC, a Delaware limited liability company (the “Manager”).

BACKGROUND

WHEREAS, Pilot TV Acquisition Corporation (“PTVAC”), a wholly-owned subsidiary of the Company, is preparing to enter into an asset purchase agreement with  Chelsey Broadcasting Company of Quincy, Chelsey Broadcasting Company of Peoria, LLC and Chelsey Broadcasting Company, LLC (the “WHOI-TV/KHQA-TV Asset Purchase Agreement”) to acquire the WHOI-TV and KHQA-TV television stations (the “WHOI-TV/KHQA-TV Stations”);

WHEREAS, PTVAC also is preparing to enter into an asset purchase agreement with LIN Television Corporation, WEYI Television, Inc. and WEYI Broadcasting, LLC (together with the WHOI-TV/KHQA-TV Asset Purchase Agreement, the “Asset Purchase Agreements”) to acquire the WEYI-TV television station (together with the WHOI-TV/KHQA-TV Stations, the “Initial Television Stations”);

WHEREAS, the Company desires to engage the Manager to manage the Initial Television Stations and any Additional Television Stations (as defined herein) on the terms and conditions set forth in this Agreement; and

WHEREAS, on the date hereof, the Manager has become a member of the Company in accordance with the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Retention of the Manager. Subject to the provisions of Sections 2 and 3 hereof, the Company hereby appoints and retains the Manager as the exclusive manager of the Initial Television Stations and such other television stations that the Company may acquire from time to time (the “Additional Television Stations”, and together with the Initial Television Stations, the “Stations”), and the Manager hereby accepts such appointment and retention and agrees to serve the Company in such capacity, pursuant to the terms and conditions hereinafter set forth. For purposes of this Agreement, unless the context otherwise requires, the term “Company” also shall include any existing or future subsidiaries of the Company.

2.  Authority and Duties of the Manager.

(a)  Subject to the overall direction and ultimate control and general supervision of the Managing Member of the Company (the “Managing Member”), the Manager agrees to provide and the Company agrees to accept the services described in Section 1 of this Agreement.

(b)  Without limiting the generality of the foregoing, pursuant and subject to Section 2(a) hereof and the other the terms and conditions set forth herein, the Manager shall:

(i)                                     oversee and supervise the operations of the Stations in accordance with policies established by the Managing Member and usual and customary standards of efficient operation and maintenance;

(ii)                                  generally establish and oversee the human resource functions of the Stations and shall:

(A)                              select, discharge and review performance and training of all personnel necessary to conduct the business of the Stations;

(B)                                establish personnel and other management policies and procedures as shall be necessary in connection with the management and operation of the Stations;

(C)                                supervise the training of management personnel (and replacements therefor) of the Stations; and

(D)                               develop and implement compensation policies with respect to personnel employed by the Company at the Stations and maintain individual personnel files for such employees;

(iii)                               maintain and operate the Stations including normal repairs, replacements, modifications, capital and other improvements and maintenance thereof;

(iv)                              maintain the operation of the Stations in compliance, in all material respects, with all applicable rules, regulations and orders of any federal, state, county or municipal authority having jurisdiction over the Company and/or the Stations;

(v)                                 supervise the establishment of maintenance standards for the plant and equipment located at the Stations;

(vi)                              supervise the negotiation, consummation and performance by the Stations of operating agreements, contracts for the purchase, lease, servicing, construction, license or use of properties, services and rights as may be necessary or desirable in connection with the operation or maintenance of the Stations and such other agreements with respect to the Stations as the Manager may deem necessary or advisable;

(vii)                           assist with the acquisition and maintenance by the Company of such insurance coverage with respect to the Stations as the Company may determine upon advice and consultation of the Manager;

(viii)                        supervise the development and implementation of business management and other corporate strategies, and all marketing strategies, sales promotions and advertising for the Stations;

(ix)                                assist in the timely preparation and distribution of annual operating budgets, annual capital budgets, business plans, cash flow and profit and loss projections, personnel requirements and key performance milestones for the Company and the implementation of appropriate accounting, financial, administrative and managerial controls for the Company;

(x)                                   assist with the preparation of the Company’s monthly and quarterly status reports, financial reports and cash disbursements reports, as reasonably necessary in the operation of the Company, and maintain files and records for the Company;

(xi)                                supervise the collection of income and other amounts due to the Stations and the payment on behalf of the Stations of expenses relating to the operations and activities of the Stations in conformity with the annual budgets and business plans of the Company;

(xii)                             provide to the Company all information necessary for the Company (or its outside accountants) to prepare its federal, state and local income tax and property tax returns;

(xiii)                          assist the Company (and its independent public accountants) in the preparation of its annual audited financial statements;

(xiv)                         assist in the preparation of all documents, certificates, reports and other information required to be delivered to the Company’s lenders and otherwise assist the Company and its subsidiaries to comply with the terms of any document with any such lender;

(xv)                            generally establish and oversee management information systems of the Company relating to the Stations; and

(xvi)                         perform the primary due diligence work on proposed station acquisitions and assist the Company in negotiating and executing documentation for such acquisitions as directed by the Managing Member.

(c)  The Manager covenants with the Company to manage and operate the Stations and to perform its duties and obligations under this Agreement in accordance with all applicable laws.

(d)  The Manager shall conduct itself with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent manager would use in the conduct of an enterprise of like character and with like aims as the Company.

(e)  It is agreed and understood by the parties hereto that the duties and responsibilities of the Manager hereunder and under each Approved Management Agreement (as defined in Section 5) shall be performed on a full-time basis by K. James Yager (“Yager”), Christopher Cornelius (“Cornelius”), Mary Flodin and Keith Bland (collectively, the “Manager Principals”), or such other principals of the Manager as may be agreed to from time to time by Yager and  the Managing Member.

(f)  Nothing contained in this Agreement, including without limitation this Section 2, shall be construed (i) in a manner contrary to the Communications Act, as amended, or the applicable rules, regulations and policies of the Federal Communications Commission, or (ii) to limit the full authority, control and power of the licensee of each Station, whether PTVAC or any affiliate of the Company, with respect to the business, management and operation of any Station, including with respect to the operation, programming, finance or personnel matters relating to each such Station.

3.  Term of Agreement. The term of this Agreement shall commence on the Closing Date (as defined herein) and continue until the third anniversary of the Closing Date unless and until terminated as follows:

(a)  Upon the consummation of any transaction or the occurrence of any event in either case which constitutes a  Liquidity Event;

(b)  By the Company immediately upon written notice to the Manager for Cause; provided that if the sole event constituting Cause is the failure of either Yager or Cornelius to be employed by the Manager, the Manager shall have 30 days following the occurrence of such event in order to cure same;

(c)  By the Company, immediately upon written notice to the Manager, upon or following the consummation of a Qualified Public Offering;

(d)  By the Company, immediately upon written notice to the Manager, upon or following the dissolution of the Company;

(e)  By the Manager, in the event that the Company materially breaches this Agreement and fails to cure such breach within 30 days following receipt by the Company of written notice of the breach (or if such breach is not susceptible of cure within such period and results from events beyond the Company’s reasonable control, fails to cure such breach as promptly as possible); or

(f)  By the Company, in the event that the Manager materially breaches this Agreement and fails to cure such breach within 30 days following receipt by the Manager of written notice of the breach (or if such breach is not susceptible of cure within such period and results from events beyond the Manager’s reasonable control, fails to cure such breach as promptly as possible).

“Liquidity Event” means (i) the sale of all or substantially all of the Company’s assets, (ii) a consolidation or merger of the Company with or into another entity which results in the members of the Company owning less than 50% of the outstanding common equity securities of the surviving entity of such consolidation or merger, or (iii) the date on which the Pilot Group LP ceases to own at least a majority of the membership interests of the Company, whether as a result of the sale by the Pilot Group LP of such membership interests or the issuance by the Company of additional membership interests. “Cause” shall exist if (i) the Manager has engaged in gross negligence or willful misconduct in the performance of its duties hereunder, (ii) either Yager or Cornelius ceases to be employed by the Manager, (iii) the Manager commits an act of fraud or intentionally misappropriates funds of the Company, (iv) the bankruptcy of the Manager, or (v) the indictment of the Manager or any of the Manager Principals for any criminal act. “Qualified Public Offering” shall mean an underwritten primary offering to the public of the common equity securities of the Company or any direct or indirect subsidiary of the Company that is controlled by the Company, in each case where the gross proceeds of any such offering shall not be less than $75 million.

4.  Effect of Termination. (a)  On the effective date of the termination of this Agreement, the appointments made in Sections 1 and 2 hereof shall terminate and no further services shall be performed by the Manager under this Agreement after such date. The Manager shall promptly deliver to the Company any and all of the funds of the Company held by the Manager and shall prepare and deliver to the Company a full accounting showing all payments collected for the Company’s account, all expenses paid on the Company’s account, and a statement of all funds held by it on the Company’s account. The Manager shall also deliver to the Company any funds received by the Manager after the date of termination which relate to the Company. All materials, supplies, keys, deeds, leases, contracts, other instruments and documents, insurance policies, plans, specifications, promotional materials and such other accounting papers and records as pertain to this Agreement, the Company or any of the Stations shall be delivered to the Company within a reasonable period of time after the effective date of termination

(b)                                 If this Agreement expires in accordance with its terms or is terminated pursuant to Section 3(a), (b), (c), (d) or (f), the Manager shall be entitled to  receive only the portion of the Management Fee accrued through the date of termination, and no other compensation or benefits shall be payable to the Manager. If this Agreement is terminated pursuant to Section 3(e), the Manager shall be entitled to receive, within 30 days of the date of termination, an amount equal to 50% of the Management Fee payable to the Manager for the fiscal year of the Company in which such termination occurs.

(c)                                  Notwithstanding the termination of this Agreement for any reason, the rights and obligations of the parties under Sections 5, 8, 11 and 14 hereof shall survive any such termination and remain in full force and effect indefinitely.

5.  Exclusivity; Non-Competition. The Manager, Yager and Cornelius recognize and acknowledges that their services to the Company are of a special, unique and extraordinary nature that cannot easily be duplicated. Further, the Company has and will expend substantial resources to promote such services and develop the Company’s business. Accordingly, in order to protect the Company from unfair competition, the Manager, Yager and Cornelius agree that, at all times during the Restricted Period, they will not, and will cause the other principals and employees of the Manager not to, directly or indirectly, (a) perform or provide managerial or employee services on behalf of any person which is engaged in, or plans to engage in, any business that directly or indirectly competes with the Company’s business within the United States; or (b) have any interest in any business (other than in the Company) that competes with the Company’s business. In the event that a court of competent jurisdiction shall determine that any provision of this Section 5 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 5 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law. It is recognized and hereby acknowledged by the parties hereto that a breach by the Manager, Yager and/or Cornelius  of any of the covenants contained in  this Section 5 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Manager, Yager and Cornelius recognize and hereby acknowledge that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 5 by the Manager, Yager and/or Cornelius and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess. “Restricted Period” shall mean the period beginning on the date hereof and ending on the first anniversary of the effective date of the termination of this Agreement. Notwithstanding the foregoing, the provisions of this Section 5 shall not prohibit the Manager from performing its obligations under any management agreement relating to television stations owned by Chelsey Broadcasting Company L.L.C. or LIN Television Corporation or their respective affiliates; provided that any such agreement has been approved by the Managing Member (an “Approved Management Agreement”).

6.  Relationship of the Parties; Actions of the Manager. The parties specifically acknowledge that the Manager is an independent contractor to the Company, and that the Manager shall in no way be construed to be an agent of the Company. Except as expressly permitted by this Agreement, the Manager shall not have any authority to take any action or otherwise act for or on behalf of the Company, or to incur any liability or obligation for or on behalf of the Company. The Manager shall not be obligated to make any advance to or for the account of the Company or to pay any sum on account of the Company. Notwithstanding anything in this Agreement to the contrary, the Company at all times will own its properties and assets, be responsible for its liabilities and obligations and exercise ultimate control over the business and operations of the Company.

7.  Expenses; Management Fee. (a)  The Manager shall bear the following ordinary day-to-day expenses incidental to the operation of the Manager:  (i) all costs and expenses relating to office space, facilities, utility service, supplies and necessary administrative and clerical functions in connection with the Manager’s operations and (ii)

compensation and benefits for all employees who are engaged in the operation or management of the Manager’s business (collectively, the “Overhead Expenses”).

(b)                                 In consideration for the performance of its obligations under this Agreement, the Manager shall be entitled to an annual management fee (the “Management Fee”) payable by the Company monthly in advance. The amount of the Management Fee for each fiscal year of the Company shall be equal to the budgeted Overhead Expenses for such fiscal year as agreed to by the Managing Member and the Manager and may include a performance management fee tied to metrics established by and payable at the discretion of the Managing Member. The budgeted Overhead Expenses for the Company’s 2004 fiscal year are attached hereto as Exhibit A (the parties acknowledge that the budgeted Overhead Expenses set forth on Exhibit A are based upon the Manager’s management of five Stations and, accordingly, the parties will reevaluate such budgeted Overhead Expenses if the Company acquires more than two Additional Television Stations). The budgeted Overhead Expenses will be set forth in a detailed monthly budget of the Manager’s projected costs and expenses in providing the services contemplated hereby, including travel and entertainment expenses. Such budget shall be prepared by the Manager by November 30 of each fiscal year for the following fiscal year. The Manager and the Managing Member will cooperate in good faith to determine the budgeted Overhead Expenses by December 20 of each fiscal year. In the event the parties are unable to agree upon the budgeted Overhead Expenses for a fiscal year by the first day of such fiscal year, the budgeted Overhead Expenses for the prior fiscal year shall continue to apply for a period of three months. The Management Fee will be prorated for any partial fiscal year.

(c)                                  All expenses, costs, losses, liabilities or damages incurred with respect to the operations of the Company, and any expenses incurred by the Manager at the Company’s direction involving additional Station acquisition opportunities for the Company, will be paid by the Company and, to the extent that the Manager pays or incurs any obligation for any such expenses, costs, losses, liabilities or damages, the Company will pay or reimburse the Manager therefor. Payment of expense reimbursement shall be made monthly by the Company to the Manager within 5 days after receipt by the Company of a statement (the “Monthly Expense Statement”) of the Manager’s estimated reimbursable expenses for the preceding month. The Monthly Expense Statement shall include an adjustment to reflect the amount by which actual reimbursable expenses incurred during the month immediately preceding the month of payment exceeded, or were exceeded by, the Manager’s estimated reimbursable expenses with respect to such month.

(d)                                 Any and all fees or compensation received by the Manager from any third party in connection with its operation and management of the Stations or pursuant to an Approved Management Agreement shall be applied as an offset to the Management Fees owed to the Manager hereunder.

8.  Indemnification.  The Company agrees to indemnify, defend and hold harmless the Manager and its officers, directors, members, employees and agents (each, a “Covered Person”) from and against any and all pending or threatened claims, losses, liabilities, litigation, damage, penalty, expense and demands of every kind and nature whatsoever (any of the foregoing, a “Loss”), including, without limitation, the costs as and when incurred of investigating and defending any such Loss, and including, without limitation, reasonable attorneys’, accountants’ and experts’ fees and disbursements therefor, incurred by a Covered Person (and in the case of the Manager in its capacity as manager under this Agreement and not as a direct or indirect holder of equity in the Company) resulting from, relating to or arising in connection with such Covered Person’s performance of its duties and activities under this Agreement or otherwise resulting from, relating to or arising in connection with the business and operations of the Company, PTVAC or any Station; provided, however, that the Company shall not be required to indemnify or hold harmless a Covered Person from (a) any Loss which is attributable to the willful misconduct or gross negligence of such Covered Person or its members, officers, directors, agents and employees, (b) any Loss arising out of the Manager’s internal operations, such as Overhead Expenses, except as provided in Section 7 hereof or (c) any Loss arising out of any action taken by any Covered Person which action is beyond the scope of authority granted to the Manager under this Agreement. The Manager shall obtain and maintain, at its expense, director and officer liability insurance to protect the Manager and its employees.

9.  Notices.  All notices, demands, requests or other communications which may be or are required to be given, served or sent by a party pursuant to this Agreement shall be validly given or made if in writing, (a) upon actual receipt when delivered by hand, (b) upon receipt of transmission confirmation when sent by facsimile, or (c) three days after mailing if mailed by first-class certified or registered United States mail, postage prepaid and return receipt requested, or (d) one day after sending by overnight courier with postage prepaid, in each case delivered or addressed as set forth below or at such other address as any party hereto may from time to time advise the other party pursuant to this Section 9. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed receipt of the notice.

(a) If to the Company:

Pilot Group TV LLC
c/o Pilot Group LP
625 Madison Avenue, 3rd Floor
New York, NY 10022
Attention: Paul M. McNicol
Facsimile Number: 212-486-2896

with a copy to:

Paul, Hastings, Janofsky &Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Jeffrey J. Pellegrino, Esq.
Facsimile Number: 212-319-4090

(b) If to the Manager:

Barrington Broadcasting Company, LLC
2500 West Higgins Road, Suite 880

Hoffman Estates, IL 60195
Attention: K. James Yager
Facsimile Number: 847-755-3045

with a copy to:

Covington & Burling
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Eric Dodson Greenberg, Esq.
Facsimile Number: 202-778-5193

10.  Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understanding with respect to the matters provided for herein.

11.  Governing Law; Venue; Waiver of Jury Trial. This Agreement, the rights and obligations of the parties and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law rules. Any action, suit or proceeding in respect of or arising out of this Agreement shall be prosecuted as to any party hereto in New York, New York. Each party hereto consents to the exercise of jurisdiction over its person by any court situated in the Borough of Manhattan, City of New York, State of New York and having jurisdiction over the subject matter of any such action, suit or proceeding, and consents to the service of process in connection therewith by notice given in accordance with Section 9 hereof. Each party hereto waives any right such party may have to a jury trial in connection with any such action, suit or proceeding.

12.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

13.  Assignment. No party hereto may assign its rights or obligations hereunder without the prior written consent of the other party.

14.  Confidentiality. The parties hereto agree that the terms of this Agreement shall remain strictly confidential as between them and that disclosure of this Agreement or any terms herein shall not be made by either party or its respective members, partners, directors, officers, advisors, affiliates and employees to any other person or entity, except to the direct or indirect equity holders, lenders, successors, heirs and assigns of the parties or as otherwise required by law, without first obtaining the written consent of the other party. The Manager will treat as confidential all non-public information received with respect to the Company and use it solely to carry out its duties and responsibilities under this Agreement.

15.  Amendment and Waiver. This Agreement may be amended only with the consent of the parties hereto. No failure to pursue to elect any remedy or waiver with respect to any default under or breach of any provision of this Agreement shall be deemed to be a waiver of any other subsequent similar or different default, breach of provision or of any election of remedies available in connection therewith.

16.  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.  Severability. If any term or other provision herein is found to be unenforceable, invalid or illegal, such term or provision shall be deemed deleted from this Agreement, and the remainder of this Agreement shall not be affected or impaired thereby.

18.  Execution in Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of all of the parties.

19.  Effective Date and Cancellation. This Agreement shall become effective upon the later to occur of: (a) January 1, 2004 and (b) the date on which the Asset Purchase Agreements (and any related Management Services Agreements) are executed and delivered by all of the parties thereto (the “Closing Date”). If the Asset Purchase Agreements (and any related Management Services Agreements) are not so executed and delivered, this Agreement shall be cancelled and no party hereto will have any liability or obligation to the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

PILOT GROUP TV LLC

	By:	Pilot Group LP
	Its:	Managing Member

	By:	Pilot Group GP, LLC
	Its:	General Partner

	By:	/s/ Paul M. McNicol
Name: Paul M. McNicol
Title: Senior Vice President

BARRINGTON BROADCASTING
COMPANY, LLC

	By:	/s/ K. James Yager
Name: K. James Yager
Title: Chief Executive Officer

Acknowledged and Agreed Solely
with Respect to Section 5:

/s/ K. James Yager
K. JAMES YAGER

/s/ Christopher Cornelius
CHRISTOPHER CORNELIUS

[Signature Page to Management Agreement]